Exhibit 10.25

Husker Ag, LLC
Named Executive Officer Compensation

Allen H. Sievertsen has been General Manager of the Husker Ag, LLC ("Company") ethanol plant since August 10, 2001. On August 10, 2001, the Company entered into a contract labor agreement with Mr. Sievertsen for $7,500 per month plus reimbursement of expenses. On March 1, 2002, the Company converted Mr. Sievertsen's position to a salaried position on substantially the same terms as set forth in the contract labor agreement, and in connection with such conversion, mutually agreed to terminate the contract labor agreement. As of March 29, 2005, Mr. Sievertsen is compensated by the Company at a base salary, on an annualized basis, of $110,000.